Exhibit (m)

CAPSTONE SERIES FUND, INC.

SERVICE AND DISTRIBUTION PLAN

(as amended effective February 28, 2006)

Background: The Service and Distribution Plan ("Plan") of Capstone Series Fund, Inc. ("CSFI") with respect to its series Capstone Growth Fund was originally adopted on March 1, 1992. The Plan was adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act"). The Plan was subsequently amended on May 3, 1993 and again on October 17, 2003 pursuant to vote of shareholders at a meeting held on that date. On December 20, 2005, CSFI's Articles of Incorporation were amended and supplemented: (a) to change the name of Capstone Growth Fund to "Steward Small-Cap Equity Fund," (b) to rename the initial class of shares of that fund "Individual Class" and (c) to reclassify certain authorized but unissued shares of CSFI to form an additional class of shares, "Institutional Class," of Steward Small-Cap Equity Fund. The registration statement reflecting these changes is expected to become effective with the Securities and Exchange Commission on the date hereof. Thus the Board of Directors of CSFI hereby adopts amendments to the Plan that (i) reflect the name change, (ii) clarify that payments under the Plan will continue to be made by the original class of shares - now renamed Individual Class, and (iii) update the Plan to reflect various changes to Rule 12b-1 under the Investment Company Act of 1940 ("Act") since the Plan was adopted. No change has been made to the amounts payable under the Plan or to the purposes for which those amounts may be used. No payments under the Plan will be made by the new Institutional Class.

Introduction: The Board of Directors of CSFI and the Directors who are not "interested persons" (as defined in the Act) of CSFI and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan ("Plan Directors") have determined that the series and classes of CSFI indicated on Schedule A hereto (each a "Fund" and "Class," respectively) will pay specified amounts to Capstone Asset Planning Company ("Distributor") as compensation for providing certain distribution-related and shareholder-servicing services with respect to shares and shareholders of each such Fund and Class. The Board of Directors and the Plan Directors have approved this amended Plan pursuant to Rule 12b-1 under the Act.

The Board of Directors of CSFI and the Plan Directors, in considering whether the Plan, as amended hereby, should be continued, requested and evaluated such information as they deemed necessary to make an informed determination as to whether the Plan should be continued and have considered such pertinent factors as they deemed necessary to form the basis for a decision to use assets of the Funds and Classes for such purposes.

In voting to approve the continuation of the Plan, as amended, the Directors and the Plan Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan, as amended, will benefit the Funds, Classes and their shareholders.

The Plan: The material aspects of the financing by the Funds and Classes of distribution and shareholder servicing activities to be performed for the Funds and Classes are as follows:

1. Each Fund or Class, as applicable, will compensate Capstone Asset Planning Company ("Distributor") for services provided and expenses incurred in connection with the distribution and marketing of shares of the particular Fund or Class and for the servicing shareholders of that Fund or Class. Such distribution, marketing and shareholder servicing activities to be provided by the Distributor may include (1) printing and advertising expenses; (2) payments to employees or agents of the Distributor who engage in or support distribution of the shares of the Fund or Class, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Funds' transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include the Distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of shares of a Fund or Class owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Funds' Board of Directors determines to be reasonably calculated to result in the sale of the shares of the Funds and Classes.

Subject to the limitations of applicable law and regulation, including rules of the National Association of Securities Dealers ("NASD"), the Distributor will be compensated monthly for such services at the annual rate indicated in Schedule A based on the average daily net assets of the Funds or Classes.

2. Out of the amounts provided in Schedule A, the Distributor may periodically pay to one or more Service Organizations (which may include the Distributor itself) a fee in respect of the shares of a Fund or Class owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships. Such fees will be computed daily and paid quarterly by the Distributor at such annual rates as may be determined from time to time by the Board of Directors, consistent with applicable law, regulation and regulatory interpretation, and disclosed in the Funds' prospectus, such rates to be based on the average daily net asset value of the shares of the Funds or Classes owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships, provided however, that the Distributor will not pay to a particular Service Organization any such quarterly amount that is less than $25. Subject to the limits herein and the requirements of applicable law and regulations, including rules of the NASD, the Distributor may designate as "Service Fees," as that term is defined by applicable rules and regulatory interpretations applicable to payments under a plan such as the Plan, some or all of any payments made to Service Organizations (including the Distributor itself) for services that may be covered by "Service Fees," as so defined.

The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a written agreement between the Service Organization and the Distributor (the "Agreement"), in such form(s) as may be approved by the Directors from time to time in accordance with the requirements of Rule 12b-1 under the Act. If a shareholder of a Fund or Class ceases to be a client of a Service Organization that has entered into an agreement with the Distributor, but continues to hold shares of the Fund or Class, the Distributor will be entitled to receive a similar payment in respect of the servicing provided to such shareholder. For the purposes of determining the fees payable under the Plan, the average daily net asset value of the shares of a Fund or Class, as applicable, shall be computed in the manner specified in CSFI's registration statement, as then effective with the Securities and Exchange Commission, for the computation of the net asset value of the Fund or Class.

3. The amendments to the Plan, because they do not change the amount to be spent for distribution by any Fund or Class, are effective immediately upon approval by a majority of the Board of Directors, and by a majority of the Plan Directors, pursuant to votes cast in person at a meeting called for the purpose of voting on the approval of the Plan. Additional series or classes of shares may be added to the Plan effective as to each such series or class upon approval (a) by majorities of both the Board of Directors and the Plan Directors pursuant to votes cast in person at a meeting called for such purpose, and (b) if voting securities of the series or class have been publicly offered or have been sold to persons who are not "affiliated persons" (as defined in the Act) of CSFI, promoters of CSFI, or affiliated persons of either of the foregoing, by a majority of the outstanding voting securities of such series or class, as applicable. Each such series or class added to the Plan shall become a "Fund" or "Class" hereunder.

4. The Plan, including amendments thereto, shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by votes of (a) a majority of the Board of Directors and (b) a majority of the Plan Directors cast in person at a meeting called for the purpose of voting on the continuance of the Plan. In determining whether to continue the Plan, or to approve implementation of the Plan for any additional series or class, the Board of Directors shall have a duty to request and evaluate, and any person who is a party to any agreement with CSFI related to the Plan shall have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan should be so continued or implemented. In fulfilling these duties, the Directors shall give weight to all pertinent factors, and minutes describing the factors considered and the basis for the decision to use assets of the Fund or Class for distribution shall be made and preserved in accordance with paragraph 9 hereof. In voting to so continue or implement the Plan as to any Fund or Class, the Directors and the Plan Directors must conclude, in the exercise of reasonable business judgment and in light of their fiduciaries under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that the Plan will benefit the applicable Fund or Class and its shareholders.

5. The Plan may be further amended at any time by the Board of Directors provided that (a) any amendment to increase materially the amounts which a Fund or Class may pay for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective Fund or Class, as applicable and (b) any material amendment of the terms of the Plan shall become effective only upon approval by votes of (i) a majority of the Directors and (ii) a majority of the Plan Directors, cast in person at a meeting called for the purpose of voting on such amendment. Nothing in this paragraph shall affect the rights of any purchase class under Rule 18f-3(f)(2)(iii) under the Act.(1)

(1)	Rule 18f-3(f)(2)(iii) provides that, if a 12b-1 fee increase is approved by shareholders of a class (Class A) into which shareholders of another class (Class B) have a right of exchange, either (a) shareholders of Class B must also approve the increase or (b) a new class, with terms the same as the unaltered Class A, must be created for exchanges by Class B. shareholders.

6. The Plan is terminable without penalty at any time with respect to any Fund or Class by (a) vote of a majority of the Plan Directors, or (b) vote of a majority of the outstanding voting securities of the respective Fund or Class, as applicable.

7. Any person authorized to direct the disposition of monies paid or payable by a Fund or Class pursuant to the Plan, or pursuant to any agreement relating to implementation of the Plan, shall provide to the Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

8. While the Plan is in effect, the Board of Directors will satisfy the fund governance provisions as defined in Rule 0-1(a)(7) under the Act, as amended from time to time.

9. CSFI shall preserve copies of the Plan, any agreement in connection with the Plan, any report made pursuant to paragraph 7 hereof, and minutes describing the factors considered by the Board of Directors and the Plan Directors and the basis for the decision to use assets of the Fund or Class for distribution for a period of not less than six years from the date of the Plan, such agreement or report, the first two years in an easily accessible place.

10. To the extent the Plan covers more than one Fund or Class, the provisions of the Plan are severable for each Fund or Class, and whenever Rule 12b-1 provides for any action to be taken with respect to the Plan, that action must be taken separately for each Fund or Class affected by the matter.

11. CSFI (including its series and classes not listed on Schedule A hereto, as well as Funds and Classes) will comply with the provisions of Rule 12b-1(h), as it may be amended from time to time, notwithstanding any provision of this Plan or any other provision of Rule 12b-1.(2)

(2)	Rule 12b-1(h) prohibits a registered investment company from using sales of fund shares as a factor in allocating fund portfolio brokerage transactions and requires that the company have in place policies procedures, approved by its board of directors, reasonably designed to prevent such practices.
CAPSTONE SERIES FUND, INC.

Date:	By:
President

Attest:

Secretary

SERVICE AND DISTRIBUTION PLAN

CAPSTONE SERIES FUND, INC.

SCHEDULE A

The amounts payable to the Distributor pursuant the Service and Distribution Plan are as indicated below for the listed Funds and Classes. The Distributor shall be paid monthly at the following annual rates to be applied to the average daily net asset value of the respective Fund or Class:

Name of Fund	Class of Shares	Annual Fee Rate
Steward Small-Cap Equity Fund	Individual Class	0.25%